Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
INCLUDING PREFERRED STOCK DIVIDENDS

	Years ended December 31,
In millions of dollars, except for ratios	2015	2014	2013	2012	2011
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$6,869	$7,998	$9,941	$12,922	$15,678
Interest factor in rent expense	414	460	460	496	495
Dividends--Preferred Stock	769	511	194	26	26
Total fixed charges	$8,052	$8,969	$10,595	$13,444	$16,199

Income
Income from continuing operations before taxes and noncontrolling interests	$24,826	$14,701	$19,802	$8,165	$15,096
Fixed charges (including preferred stock dividends)	8,052	8,969	10,595	13,444	16,199
Total income	$32,878	$23,670	$30,397	$21,609	$31,295

Ratio of income to fixed charges excluding interest on deposits	4.08	2.64	2.87	1.61	1.93

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$11,921	$13,690	$16,177	$20,612	$24,209
Interest factor in rent expense	414	460	460	496	495
Dividends--Preferred Stock	769	511	194	26	26
Total fixed charges	$13,104	$14,661	$16,831	$21,134	$24,730

Income
Income from continuing operations before taxes and noncontrolling interests	$24,826	$14,701	$19,802	$8,165	$15,096
Fixed charges (including preferred stock dividends)	13,104	14,661	16,831	21,134	24,730
Total income	$37,930	$29,362	$36,633	$29,299	$39,826

Ratio of income to fixed charges including interest on deposits	2.89	2.00	2.18	1.39	1.61

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and non-controlling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.